Exhibit 99.1

Staffing 360 Solutions Announces Reverse Stock Split in Preparation for Proposed Uplisting to NASDAQ

1-for-10 Reverse Stock Split Effective September 17, 2015; Represents Staffing 360’s Next Step on Journey to Become a NASDAQ Listed Company

New York, NY – September 16, 2015 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations with operations in the US and UK, today announced that the Company's Articles of Incorporation are being amended with the Secretary of State in Nevada to effect a 1-for-10 reverse stock split of Staffing 360's issued and outstanding common stock as part of the Company’s proposed uplisting to the NASDAQ Capital Market.

The reverse stock split was approved by the Company’s board of directors, as well as the Financial Industry Regulatory Authority (FINRA). The effectiveness of the Company’s reverse stock split will take place at the opening of trading tomorrow, September 17, 2015.

“Uplisting upon completion of our reverse split represents a pivotal moment for our Company,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “Achieving a national exchange listing on NASDAQ is a major event, and it is expected to attract a broader and more diverse shareholder base. We believe this is the next logical step for our capital markets journey as we continue to deploy our high-growth acquisition strategy in the US and UK.”

The Company currently meets all listing requirements of the NASDAQ Capital Market, with the exception of its share price. The Company's common stock will trade under the new ticker symbol "STAFD" for a period of 20 business days after the reverse stock split has been effected in the marketplace. The common stock will also trade under a new CUSIP number of 852387208, which will replace the pre-reverse split CUSIP number of 852387109.

Before any listing of the common stock on the NASDAQ Capital Market can occur, NASDAQ will need to approve the company's application for listing after the reverse stock split is completed. NASDAQ will monitor trading for a minimum of 5 trading days to make sure the stock maintains key thresholds, such as the standard criteria of a $4.00 bid price or higher.

At the effective time of the 1-for-10 reverse stock split, every 10 shares of issued and outstanding common stock will be converted into 1 newly issued share of common stock, without any change in the par value, and the authorized shares of common stock will be reduced from 200,000,000 to 20,000,000 shares. The reverse stock split will not affect any shareholder's ownership percentage of Staffing 360 Solutions’ common shares, except to the limited extent that the reverse stock split would result in any shareholder owning a fractional share. Fractional shares of common stock will be rounded up to the nearest whole share.

Shareholders of record are not required to send in their current stock certificates or evidence of book-entry or other electronic positions for exchange. Following the effectiveness of the reverse stock split, each stock certificate and book-entry or other electronic position representing issued and outstanding shares of the company's common stock will be automatically adjusted. Those shareholders holding common stock in "street name" will receive instructions from their brokers if they need to take any action in connection with the reverse stock split.

Shareholders holding physical share certificates can hold on to their current certificates until they choose to deposit the shares with a broker, at which point the post-split valuation will automatically be adjusted at that time. If an investor would like to have the physical share certificate state the post-split amount in advance, they may choose to send their certificates, at their cost, to the Company's transfer agent for exchange, however this is not necessary. In this event, stock certificates can be mailed to the Company's transfer agent at the following address:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, New York 11598

Phone: 212.828.8436

All of the company's options, warrants, and other convertible securities that are outstanding immediately before the reverse stock split will also be adjusted by dividing the number of shares of common stock into which the options, warrants, and other convertible securities are exercisable or convertible by 10 and multiplying the exercise or conversion price thereof by 10, all in accordance with the terms of the plans, agreements, or arrangements governing such options, warrants, and other convertible securities.

For additional insight and questions about the reverse split process, please feel free to contact Staffing 360 Solutions’ Investor Relations at: investors@staffing360solutions.com

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations with operations in the US and UK. The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT industries. For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions, as well as the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Specifically, in order for the Company to achieve annualized revenues of $300 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend current and any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company’s control. The Company can give no assurance that it will be able to achieve these objectives. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Investor Relations Firm:

PCG Advisory Group

Stephanie Prince, Managing Director

646.762.4518

sprince@pcgadvisory.com

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

212.634.6413

darren@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

Wade Pearson, Senior Vice President of Finance

212.634.6423

info@staffing360solutions.com